Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Dr.
Wood Dale, IL 60191 www.psiengines.com

Power Solutions International Files 10-K for 2017 and Provides Preliminary Financial Results for 2018

2017 10-K Includes Audited Results for 2016 and 2017 and Restated Results for 2014 and 2015

Company Expects 2018 Financial Statements to be Filed by the End of the Third Quarter of 2019

WOOD DALE, Ill., May 16, 2019 — Power Solutions International, Inc. (“the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems, announced that it has filed its Annual Report on Form 10-K for the year ended December 31, 2017 with the U.S. Securities and Exchange Commission (“SEC”). The filing includes audited financial statements for the fiscal years ended December 31, 2016 and December 31, 2017, as well as quarterly financial results for quarters within those years, and restated financial statements for the fiscal years ended December 31, 2014 and December 31, 2015, and the quarter ended March 31, 2016.

In August 2016, the Company disclosed an internal review of certain accounting matters. Since that time, management and the Audit Committee of the Board, along with the assistance of outside advisors, have been working diligently to identify and undertake meaningful changes to remedy deficient operational and accounting controls and are working to become current with the Company’s financial reporting requirements. The filing of the 2017 Form 10-K is a significant step forward in that process.

Anticipated Timing for 2018 and 2019 Filings

The Company plans to file its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2018, and its Form 10-K for the period ended December 31, 2018, by the end of the third quarter of 2019. In addition to these filings, the Company is working to become current with its 2019 filings. When the Company is current with all of its filings, it will seek to relist its common stock on a national exchange and expects to host an investor conference call to discuss its results and outlook.

Preliminary Unaudited Financial Results for 2018

The Company’s sales for the full year 2018 are estimated to be approximately $500 million, an increase of approximately 20 percent compared to 2017. An associated improvement in gross profit and gross margin is also anticipated; however, the positive impact of the increased gross profit on operating income is anticipated to be more than offset by significant increases in operating expenses, largely the result of increased selling, general and administrative expenses principally due to higher restatement related costs, and higher research, development and engineering expenses for product development activities in support of the Company’s long-term growth objectives. The aforementioned financial data is preliminary and is subject to potential changes as a result of the finalization of the audit.

At the end of 2018, the Company’s total debt was approximately $110 million, which compares to approximately $107 million as of September 30, 2018.

Management Comments

John Miller, chief executive officer, commented, “With the filing of the restatement and our financial results through 2017, the focus of our finance and accounting team shifts towards the completion of our remaining outstanding filings and becoming current with our filing requirements for 2019. At that time, we plan to seek a listing of our common stock on a national exchange. We have made numerous improvements across the organization to enhance and improve our internal controls over the past several years and are confident we have the right team and processes in place to complete the work necessary to become current. Additionally, over the next few months, in concert with Weichai, our strategic investor and collaboration partner, we will be exploring opportunities to refinance our debt.”

Miller added, “We appreciate the patience and support that we’ve received from our employees, customers, shareholders, lenders and other stakeholders during a challenging period for the Company. While the restatement process and related costs significantly impacted profitability, our business experienced positive momentum in 2017 and 2018. We recognize that a lot of work remains in order to return our business to appropriate levels of profitability but we are confident we are on the right path.”

“We have initiated a comprehensive set of business objectives aimed at improving our profitability, streamlining processes, and strengthening our business, while simultaneously focusing on achieving growth in higher return product lines. We are conducting a thorough review of our customer and product portfolio which has already resulted in strategic price increases in certain areas of our business, along with product redesign and the re-sourcing of certain components, to support improved margins. This program is a multi-year effort, and will entail a strategic assessment of certain areas where profitability does not meet our established thresholds. We have also initiated programs to improve both our manufacturing and working capital efficiency.”

“In addition to driving improved margins through pricing and business mix, we are focused on streamlining our business through the implementation of a program to review and identify cost reductions throughout the organization. At the same time, we are working to optimize our business systems and technology to support the remediation of internal controls, improve our processes, drive greater operational efficiencies and provide us with better and timelier decision making across the organization. These improvements, which entail the reimplementation of our ERP system, will be critical as we strive to grow our business in the future.”

“Lastly, our plan focuses on growing the business in those areas where we can drive the highest return on investment. Accordingly, we have invested heavily in the recruitment of key management, sales and operations staff to support the development and sales of higher margin, heavy-duty engines that serve the energy and industrial markets. Our highly accomplished team is intent on expanding our range of customers, particularly in the datacenter, healthcare and demand response markets, while growing business with existing PSI customers through the marketing of the Company’s expanding product portfolio and the utilization of our customized engineering capabilities. Notably, since the inception of our relationship with Weichai, we’ve obtained EPA approval for 32L and 40L gas models and have development and launch plans for a 53L gas model, as well as diesels in the future. Through the addition of these and other engines, we believe that the addressable market for our products in the power generation space expands to $3 to $4 billion dollars by 2023, compared to less than $1 billion in 2018.”

Miller concluded, “As we look to the future, we believe that we are well-positioned to deliver long-term shareholder value through the execution of our business objectives and our ability to capitalize on the numerous favorable market trends, such as the shift from diesel to alternatives. Through the adoption of our strategy, we believe that we can create a more sustainable and profitable organization.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI or the Company) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, gasoline and diesel.

PSI develops and delivers powertrains purpose built for the Class 3 through Class 7 medium duty trucks and buses for the North American and Asian markets, which includes work trucks, school and transit buses, terminal tractors, and various other vocational vehicles. In addition, PSI develops and delivers complete industrial power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, distributed generation, demand response, and co-generation power (CHP) applications; and mobile industrial applications that include forklifts, aerial lifts, industrial sweepers, aircraft ground support, arbor, agricultural and construction equipment. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,”

“believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These forward-looking statements include statements regarding the Company’s sales expectations and potential profitability, future business strategies and market opportunities, improvements in its business, remediation of internal controls, improvement of product margins, product market conditions and trends, a debt refinancing and a potential listing on a national exchange. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: management’s ability to successfully implement the Audit Committee’s remedial recommendations; the time and effort required to complete its delinquent financial statements and prepare the related Form 10-K and Form 10-Q filings, particularly within the current anticipated timeline; the timing of completion of necessary interim reviews and audits by the Company’s independent registered public accounting firm; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters and related class action litigation; the ability of the Company to accurately budget for and forecast sales, and the extent to which sales result in recorded revenues; the impact of the investigations being conducted by United States Securities and Exchange Commission (“SEC”), and the criminal division of the United States Attorney’s Office for the Northern District of Illinois (“USAO”) and any related or additional governmental investigative or enforcement proceedings; any delays and challenges in recruiting key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s Common Stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com